UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona		85017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 2, 2012, D. Mark Dorman resigned, effective immediately, and Chad N. Heath resigned, effective August 20, 2012, from their respective positions as members of the Board of Directors of Grand Canyon Education, Inc. (the “University”), including their positions as members of the Compensation and Nominating and Corporate Governance Committees of the Board of Directors of the University. Messrs. Dorman and Heath, both of whom are managing directors of Endeavour Capital, a private equity firm, joined the Board in 2005 in connection with Endeavour Capital’s initial investment in the University. Endeavour Capital, which since that initial investment had been one of the University’s largest stockholders, recently disposed of all of its remaining shares of University common stock. As a result, Messrs. Dorman and Heath believed that it was appropriate to resign from their positions as members of the Board of Directors of the University in order to focus on Endeavour Capital’s current portfolio investments. The resignations are not the result of any disagreement with the University.

As a result of the resignations of Messrs. Dorman and Heath, subsequent to August 20, 2012, the Board of Directors will consist of five members, including three independent members. The Nominating and Corporate Governance Committee is currently in the process of identifying potential candidates to replace one or more of the vacancies created by the resignations. The Board of Directors has also reconstituted the membership of its various Committees as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jack A. Henry (Chair)	David J. Johnson (Chair)	Bradley A. Casper (Chair)
David J. Johnson	Jack A. Henry	David J. Johnson
Bradley A. Casper	Chad N. Heath	Chad N. Heath

Effective upon Mr. Heath’s resignation on August 20, 2012, the Compensation Committee and Nominating and Corporate Governance Committee will each consist of only two independent members of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: July 2, 2012	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer (Principal Financial and Principal Accounting Officer)